Exhibit 99.1

PRESS RELEASE | August 30, 2021 | NASDAQ:PLL

PIEDMONT AND SAYONA COMPLETE ACQUISITION OF NAL
Creation of Abitibi Hub in Québec for Lithium Projects

•	Piedmont Lithium and Sayona Mining (ASX:SYA) complete acquisition of North American Lithium

•	Combining Authier and NAL creates a potential lithium production hub in the Abitibi region of Québec

•	Studies underway for future restart of lithium production in Québec

•	Evaluation of alternatives for Québec-based lithium hydroxide manufacturing commencing

BELMONT, N.C. – Piedmont Lithium Inc. (Nasdaq: PLL) is pleased to announce that Sayona Québec has completed its acquisition of North American Lithium Inc. (“NAL”) pursuant to the Share Purchase Agreement previously announced on June 30, 2021.  Sayona Quebec is 25% owned by Piedmont Lithium and 75% owned by Sayona Mining.  Piedmont Lithium is Sayona Mining’s largest shareholder at 18.8%.

Piedmont and Sayona are now advancing technical studies for the future restart of NAL’s spodumene concentrate operations, with a Scoping Study expected in H2 2021.  Additionally, studies have commenced for the manufacturing of lithium chemicals in the Province of Québec, which could position the province to become an important lithium hydroxide production center given its abundant mineral resources, low-cost, sustainable hydro-electric power, proximity to major U.S. and European electric vehicle markets, and pro-electrification stance of provincial leaders.

North American Lithium’s Spodumene Concentrator

Keith D. Phillips, President and Chief Executive Officer, commented: “We are very pleased to have partnered with Sayona in the consolidation of the spodumene resources in the Abitibi region of Québec, with Sayona Québec now comprising a large Canadian lithium resource base.  Importantly, North American Lithium is a past-producing business with $400mm of investment over the past decade.  NAL’s concentrate operations are amenable to a relatively rapid restart and we will work with Sayona to develop suitable plans in that regard.  We are also evaluating a variety of options for production of lithium hydroxide in Québec and will update the market further as our plans crystallize. Piedmont intends to become North America’s leading lithium hydroxide producer and our Québec investments are an ideal complement to our flagship Carolina Lithium Project in Gaston County, North Carolina.”

For further information, contact:

Keith Phillips	Brian Risinger
President & CEO	VP - Investor Relations and Corporate Communications
T: +1 973 809 0505	T: +1 704 910 9688
E: kphillips@piedmontlithium.com	E: brisinger@piedmontlithium.com

About Piedmont Lithium

Piedmont Lithium (Nasdaq:PLL; ASX:PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. The centerpiece of our operations, Carolina Lithium, is located in the renowned Carolina Tin Spodumene Belt of North Carolina. Combining our U.S. assets with equally strategic and in-demand mineral resources, and production assets in Quebec and Ghana, positions us to be one of the largest, lowest cost, most sustainable producers of battery-grade lithium hydroxide in the world. We will also be the most strategically located to best serve the fast-growing North American electric vehicle supply chain. The unique geology, geography and proximity of our resources, production operations and customer base, will allow us to deliver valuable continuity of supply of a high-quality, sustainably produced lithium hydroxide from spodumene concentrate, preferred by most EV manufacturers.  Our diversified operations will enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage.  For more information, visit www.piedmontlithium.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development and construction activities; current plans for Piedmont’s mineral and chemical processing projects; strategy; and expectations regarding permitting. Such forward-looking statements involve substantial and known and unknown risks, uncertainties and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont will be unable to commercially extract mineral deposits, (ii) that Piedmont’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Quebec and IronRidge Resources, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this presentation and actual events, results, performance and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this presentation. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.